AZZ Inc. Reports Fiscal Year 2025 Second Quarter Results

Sales and Margin Expansion Drives Quarterly Results; Narrowing and Raising Fiscal Year 2025 Financial Guidance

October 9, 2024 - FORT WORTH, TX - AZZ Inc. (NYSE: AZZ), the leading independent provider of hot-dip galvanizing and coil coating solutions, today announced financial results for the second quarter ended August 31, 2024.
Fiscal Year 2025 Second Quarter Overview (as compared to prior year(1)):
◦Total Sales $409.0 million, up 2.6%
▪Metal Coatings sales of $171.5 million, up 1.0%
▪Precoat Metals sales of $237.5 million, up 3.8%
◦Net Income of $35.4 million, up 25.0% and Adjusted net income of $41.3 million, up 11.0%
◦GAAP EPS of $1.18 per diluted share, up 21.6%, and Adjusted diluted EPS of $1.37, up 7.9%
◦Adjusted EBITDA of $91.9 million or 22.5% of sales, versus prior year of $88.0 million, or 22.1% of sales
◦Segment Adjusted EBITDA margin of 31.7% for Metal Coatings and 21.1% for Precoat Metals
◦Debt reduction of $20.0 million in the quarter; fiscal year-to-date debt reduction of $45 million, net leverage ratio 2.7x
◦Cash dividend of $0.17 per share to common shareholders.
◦Subsequent to the end of the quarter, on September 24, 2024, repriced Term Loan B reducing borrowing rate by 75 basis points to SOFR+2.50%

(1) Adjusted Net Income, Adjusted EPS, Adjusted EBITDA and net leverage ratio are non-GAAP financial measures as defined and reconciled in the tables below.

Tom Ferguson, President, and Chief Executive Officer of AZZ, commented, "Focused execution and seasonal strength contributed to second quarter sales of $409.0 million, up 2.6% over the prior year, and Adjusted EPS of $1.37. Consolidated Adjusted EBITDA margin grew to 22.5%, primarily driven by higher volume for hot-dip galvanized steel and coil-coated materials and operational productivity over the prior year. Metal Coatings benefited from the diversity of its serviced markets, improved zinc utilization, and delivered an Adjusted EBITDA margin of 31.7%. Precoat Metals' Adjusted EBITDA margin improved to 21.1%, primarily due to sales growth, favorable mix and improved operational performance.

Our fiscal year-to-date cash from operations of $119.4 million allowed us to reduce debt by $45.0 million and continue to reduce our net leverage ratio to 2.7x at the end of the quarter. We are on pace to exceed our previously stated target debt reduction range of $60 to $90 million, and now expect debt reduction of at least $100 million in the fiscal year. Additionally, subsequent to the end of the second quarter, we repriced our Term Loan B, resulting in a 75-basis point reduction in our borrowing rate with no other changes to our terms, covenants, or maturity date. Capital expenditures for the second quarter were $32.1 million, including $19.4 million of spending related to the new Washington, Missouri, facility, which is on budget and schedule. I want to thank all of our dedicated AZZ employees for their work this quarter on both sales volume, and productivity improvements and for continuing pride and passion for delivering outstanding quality and service to our customers, while driving operational excellence," Ferguson concluded.

Fiscal Year 2025 Second Quarter Segment Performance

AZZ Metal Coatings
Sales of $171.5 million increased by 1.0% over the second quarter of last year, primarily due to slightly increased volume supported by infrastructure spending, including construction, bridge and highway, transmission and distribution, and renewables. Segment EBITDA of $54.4 million resulted in EBITDA margin of 31.7%, on increased volume and zinc productivity improvement, an increase of 130 basis points from the prior year second quarter.

AZZ Precoat Metals
Sales of $237.5 million increased by 3.8% over the second quarter of last year on increased volume driven by growth in end markets including construction, HVAC, and transportation. Segment EBITDA of $50.2 million resulted in EBITDA margin of 21.1%, an increase of 80 basis points from the prior year second quarter.

Balance Sheet, Liquidity and Capital Allocation
The Company generated significant operating cash of $119.4 million for the first six months of fiscal year 2025 through improved earnings and disciplined working capital management. At the end of the second quarter, the Company's net leverage was 2.7x trailing twelve months EBITDA. During the first six months of fiscal year 2025, the Company paid down debt of $45 million and returned cash to common shareholders through cash dividend payments totaling $9.3 million. Capital expenditures for the first half of fiscal year 2025 were $59.5 million, and full fiscal year capital expenditures are expected to be approximately $100 - $120 million.

Financial Outlook - Fiscal Year 2025 Revised Guidance
Revised Fiscal Year 2025 guidance reflects our best estimates given expected market conditions for the full year, lower interest expense, an annualized effective tax rate of 24% and excludes any federal regulatory changes that may emerge.

Revised FY25 Guidance(1)
Sales	$1.525 - $1.625 billion
Adjusted EBITDA	$320 - $360 million
Adjusted Diluted EPS	$4.70 - $5.10

(1) FY2025 Revised Guidance Assumptions:
a.Excludes the impact of any future acquisitions.
b.Includes approximately $15 - $18 million of equity income from AZZ’s minority interest in its unconsolidated subsidiary.
c.Management defines adjusted earnings per share to exclude intangible asset amortization, acquisition expenses, transaction related. expenses, certain legal settlements and accruals, and certain expenses related to non-recurring events from the reported GAAP measure.

Conference Call Details
AZZ Inc. will conduct a live conference call with Tom Ferguson, Chief Executive Officer, Jason Crawford, Chief Financial Officer, and David Nark, Senior Vice President of Marketing, Communications, and Investor Relations to discuss financial results for the second quarter of the fiscal year 2025, Thursday, October 10, 2024, at 11:00 A.M. ET. Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). A webcast of the call will be available on the Company’s Investor Relations page at http://www.azz.com/investor-relations.

A replay of the call will be available at (877) 344-7529 or (412) 317-0088 (international), replay access code: 5013909, through October 17, 2024, or by visiting http://www.azz.com/investor-relations for the next 12 months.

About AZZ Inc.
AZZ Inc. is the leading independent provider of hot-dip galvanizing and coil coating solutions to a broad range of end-markets. Collectively, our business segments provide sustainable, unmatched metal coating solutions that enhance the longevity and appearance of buildings, products and infrastructure that are essential to everyday life.

Safe Harbor Statement
Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as "may," "could," "should," "expects," "plans," "will," "might," "would," "projects," "currently," "intends," "outlook," "forecasts," "targets," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial, and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Forward-looking statements speak only as of the date they are made and are subject to risks that could cause them to differ materially from actual results. Certain factors could affect the outcome of the matters described herein. This press release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand for our manufactured solutions, including demand by the construction markets, the industrial markets, and the metal coatings markets. We could also experience additional increases in labor costs, components and raw materials including zinc and natural gas, which are used in our hot-dip galvanizing process, paint used in our coil coating process; supply-chain vendor delays; customer requested delays of our manufactured solutions; delays in additional acquisition opportunities; an increase in our debt leverage and/or interest rates on our debt, of which a significant portion is tied to variable interest rates; availability of experienced management and employees to implement AZZ’s growth strategy; a downturn in market conditions in any industry relating to the manufactured solutions that we provide; economic volatility, including a prolonged economic downturn or macroeconomic conditions such as inflation or changes in the political stability in the United States and other foreign markets in which we operate; acts of war or terrorism inside the United States or abroad; and other changes in economic and financial conditions. AZZ has provided additional information regarding risks associated with the business, including in Part I, Item 1A. Risk Factors, in AZZ's Annual Report on Form 10-K for the fiscal year ended February 29, 2024, and other filings with the SEC, available for viewing on AZZ's website at www.azz.com and on the SEC's website at www.sec.gov. You are urged to consider these factors carefully when evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact:
David Nark, Senior Vice President of Marketing, Communications, and Investor Relations
AZZ Inc.
(817) 810-0095
www.azz.com

Investor Contact:
Sandy Martin / Phillip Kupper
Three Part Advisors
(214) 616-2207
www.threepa.com
---Financial tables on the following page---

AZZ Inc.
Condensed Consolidated Statements of Income
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2024	2023	2024	2023
Sales	$409,007	$398,542	$822,215	$789,415
Cost of sales	305,493	301,296	616,031	595,150
Gross margin	103,514	97,246	206,184	194,265

Selling, general and administrative	35,868	36,239	68,789	67,762
Operating income	67,646	61,007	137,395	126,503

Interest expense, net	(21,909)	(27,770)	(44,683)	(56,476)
Equity in earnings of unconsolidated subsidiaries	1,478	974	5,302	2,394
Other income, net	417	88	621	50
Income before income taxes	47,632	34,299	98,635	72,471
Income tax expense	12,213	5,967	23,614	15,617
Net income	35,419	28,332	75,021	56,854
Series A Preferred Stock Dividends	—	(3,600)	(1,200)	(7,200)
Redemption premium on Series A Preferred Stock	—	—	(75,198)	—
Net income (loss) available to common shareholders	$35,419	$24,732	$(1,377)	$49,654

Basic earnings (loss) per common share	$1.19	$0.99	$(0.05)	$1.99
Diluted earnings (loss) per common share	$1.18	$0.97	$(0.05)	$1.95

Weighted average shares outstanding - Basic	29,852	25,054	28,294	24,997
Weighted average shares outstanding - Diluted	30,057	29,210	28,294	29,196

AZZ Inc.
Segment Reporting
(dollars in thousands)
(unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2024	2023	2024	2023
Sales:
Metal Coatings	$171,500	$169,837	$348,152	$338,631
Precoat Metals	237,507	228,705	474,063	450,784
Total Sales	$409,007	$398,542	$822,215	$789,415

Adjusted EBITDA
Metal Coatings	$54,366	$51,647	$109,011	$103,510
Precoat Metals	50,169	46,446	97,855	89,601
Infrastructure Solutions	1,469	792	5,264	2,190
Total Segment EBITDA(1)	$106,004	$98,885	$212,130	$195,301

(1) See the non-GAAP disclosure section below for a reconciliation between the various measures calculated in accordance with GAAP to the non-GAAP financial measures.

AZZ Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)
	As of
	August 31, 2024	February 29, 2024
Assets:
Current assets	$401,156	$366,999
Property, plant and equipment, net	569,732	541,652
Other non-current assets, net	1,269,442	1,286,854
Total assets	$2,240,330	$2,195,505

Liabilities, Mezzanine Equity, and Shareholders’ Equity:
Current liabilities	$217,130	$194,306
Long-term debt, net	912,572	952,742
Other non-current liabilities	110,872	113,966
Mezzanine Equity	—	233,722
Shareholders' Equity	999,756	700,769
Total liabilities, mezzanine equity, and shareholders' equity	$2,240,330	$2,195,505

AZZ Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Six Months Ended August 31,
	2024	2023
Net cash provided by operating activities	$119,430	$118,341
Net cash used in investing activities	(58,740)	(42,706)
Net cash provided by (used in) financing activities	(62,750)	(76,380)
Effect of exchange rate changes on cash	(137)	33
Net increase in cash and cash equivalents	(2,197)	(712)
Cash and cash equivalents at beginning of period	4,349	2,820
Cash and cash equivalents at end of period	$2,152	$2,108

AZZ Inc.
Non-GAAP Disclosure
Adjusted Net Income, Adjusted Earnings Per Share and Adjusted EBITDA
In addition to reporting financial results in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"), we provide adjusted net income, adjusted earnings per share and Adjusted EBITDA (collectively, the "Adjusted Earnings Measures"), which are non-GAAP measures. Management believes that the presentation of these measures provides investors with greater transparency when comparing operating results across a broad spectrum of companies, which provides a more complete understanding of our financial performance, competitive position and prospects for future capital investment and debt reduction. Management also believes that investors regularly rely on non-GAAP financial measures, such as adjusted net income, adjusted earnings per share and Adjusted EBITDA to assess operating performance and that such measures may highlight trends in our business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP.
Management defines adjusted net income and adjusted earnings per share to exclude intangible asset amortization, acquisition expenses, transaction related expenses, certain legal settlements and accruals, and certain expenses related to non-recurring events from the reported GAAP measure. Management defines Adjusted EBITDA as earnings excluding depreciation, amortization, interest and provision for income taxes. Management believes Adjusted EBITDA is used by investors to analyze operating performance and evaluate the Company's ability to incur and service debt and its capacity for making capital expenditures in the future.
Management provides non-GAAP financial measures for informational purposes and to enhance understanding of the Company’s GAAP consolidated financial statements. Readers should consider these measures in addition to, but not instead of or superior to, the Company's financial statements prepared in accordance with GAAP, and undue reliance should not be placed on these non-GAAP financial measures. Additionally, these non-GAAP financial measures may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
The following tables provides a reconciliation for the three months ended August 31, 2024 and August 31, 2023 between the non-GAAP Adjusted Earnings Measures to the most comparable measures, calculated in accordance with GAAP (dollars in thousands, except per share data):

Adjusted Net Income and Adjusted Earnings Per Share

	Three Months Ended August 31,				Six Months Ended August 31,
	2024		2023		2024		2023
	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)
Net income	$35,419		$28,332		$75,021		$56,854
Less: Series A Preferred Stock dividends	—		(3,600)		(1,200)		(7,200)
Less: Redemption premium on Series A Preferred Stock	—		—		(75,198)		—
Net income available to common shareholders(2)	35,419	$1.18	24,732	$0.97	(1,377)	$(0.05)	49,654	$1.95
Impact of Series A Preferred Stock dividends(2)	—		3,600		1,200		7,200
Net income and diluted earnings per share for Adjusted net income calculation(2)	35,419	$1.18	28,332	$0.97	(177)	$(0.01)	56,854	$1.95
Adjustments:
Amortization of intangible assets	5,787	0.19	5,882	0.20	11,580	0.38	12,236	0.42
Legal settlement and accrual(3)	—	—	5,750	0.20	—	—	5,750	0.20
Retirement and other severance expense(4)	1,888	0.06	—	—	1,888	0.06	—	—
Redemption premium on Series A Preferred Stock(5)	—	—	—	—	75,198	2.50	—	—
Subtotal	7,675	0.25	11,632	0.40	88,666	2.94	17,986	0.62
Tax impact(6)	(1,842)	(0.06)	(2,792)	(0.10)	(3,232)	(0.11)	(4,317)	(0.15)
Total adjustments	5,833	0.19	8,840	0.30	85,434	2.83	13,669	0.47
Adjusted net income and adjusted earnings per share (non-GAAP)	$41,252	$1.37	$37,172	$1.27	$85,257	$2.83	$70,523	$2.42

Weighted average shares outstanding - Diluted(2)		30,057		29,210		30,123		29,196

    See notes on page 10.

Adjusted EBITDA

	Three Months Ended August 31,		Six Months Ended August 31,
	2024	2023	2024	2023
Net income	$35,419	$28,332	$75,021	$56,854
Interest expense	21,909	27,770	44,683	56,476
Income tax expense	12,213	5,967	23,614	15,617
Depreciation and amortization	20,429	20,153	40,750	38,677
Legal settlement and accrual(3)	—	5,750	—	5,750
Retirement and other severance expense(4)	1,888	—	1,888	—
Adjusted EBITDA (non-GAAP)	$91,858	$87,972	$185,956	$173,374

See notes on page 10.

Adjusted EBITDA by Segment

	Three Months Ended August 31, 2024
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$47,681	$42,530	$1,469	$(56,261)	$35,419
Interest expense	—	—	—	21,909	21,909
Income tax expense	—	—	—	12,213	12,213
Depreciation and amortization	6,685	7,639	—	6,105	20,429
Retirement and other severance expense(4)	—	—	—	1,888	1,888
Adjusted EBITDA (non-GAAP)	$54,366	$50,169	$1,469	$(14,146)	$91,858

See notes on page 10.

	Six Months Ended August 31, 2024
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$95,670	$82,623	$5,264	$(108,536)	$75,021
Interest expense	—	—	—	44,683	44,683
Income tax expense	—	—	—	23,614	23,614
Depreciation and amortization	13,341	15,232	—	12,177	40,750
Retirement and other severance expense(4)	—	—	—	1,888	1,888
Adjusted EBITDA (non-GAAP)	$109,011	$97,855	$5,264	$(26,174)	$185,956

See notes on page 10.

	Three Months Ended August 31, 2023
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$45,094	$39,006	$(4,958)	$(50,810)	$28,332
Interest expense	—	—	—	27,770	27,770
Income tax expense	—	—	—	5,967	5,967
Depreciation and amortization	6,553	7,440	—	6,160	20,153
Legal settlement and accrual(3)	—	—	5,750	—	5,750
Adjusted EBITDA (non-GAAP)	$51,647	$46,446	$792	$(10,913)	$87,972

See notes on page 10.

	Six Months Ended August 31, 2023
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$90,541	$76,696	$(3,560)	$(106,823)	$56,854
Interest expense	—	—	—	56,476	56,476
Income tax expense	—	—	—	15,617	15,617
Depreciation and amortization	12,969	12,905	—	12,803	38,677
Legal settlement and accrual(3)	—	—	5,750	—	5,750
Adjusted EBITDA (non-GAAP)	$103,510	$89,601	$2,190	$(21,927)	$173,374

See notes on page 10.

Debt Leverage Ratio Reconciliation

	Trailing Twelve Months Ended
	August 31,	February 29,
	2024	2024
Gross debt	$965,250	$1,010,250
Less: Cash per bank statement	(13,450)	(24,807)
Add: finance lease liability	4,685	3,474
Consolidated indebtedness	$956,485	$988,917

Net income	$112,687	$101,607
Depreciation and amortization	81,222	79,423
Interest expense	101,133	107,065
Income tax expense	30,247	28,496
EBITDA	325,289	316,591
Adjustment to EBITDA as defined in the Credit Agreement	7,746	—
EBITDA per Credit Agreement	333,035	316,591
Cash items(8)	16,081	25,443
Non-cash items(9)	12,020	9,510
Equity in earnings, net of distributions	(10,047)	(12,294)
Adjusted EBITDA per Credit Agreement	$351,089	$339,250

Net leverage ratio	2.7x	2.9x

(1) Earnings per share amounts included in the "Adjusted net income and Adjusted Earnings Per Share" table above may not sum due to rounding differences.
(2) For the six months ended August 31, 2024, diluted earnings per share is based on weighted average shares outstanding of 28,294 as the shares related to employee equity awards and the preferred shares are anti-dilutive. The calculation of adjusted diluted earnings per share is based on weighted average shares outstanding of 30,123 a as the shares related to employee equity awards and the preferred shares are dilutive for adjusted diluted earnings per share. Adjusted net income for adjusted earnings per share also includes the addback of Series A Preferred Stock dividends and the redemption premium on Series A Preferred Stock for the periods noted above. For further information about the calculation of earnings per share, see Note 3 in the Company's Form 10-Q for the quarterly period ended August 31, 2024.
(3) Related to a settlement for a litigation matter related to the AIS segment that was retained following the sale of the AIS business.
(4) Related to retention and transition of certain executive management employees.
(5) On May 9, 2024, we redeemed the Series A Preferred Stock. The redemption premium represents the difference between the redemption amount paid and the book value of the Series A Preferred Stock.
(6) The non-GAAP effective tax rate for each of the periods presented is estimated at 24.0%.
(7) See the Adjusted Net Income and Adjusted Earnings Per Share table above for detail of adjustments.
(8) Cash items includes certain legal settlements, accruals, and retirement and other severance expense, costs associated with the AVAIL JV transition services agreement and costs associated with the Precoat Acquisition.
(9) Non-cash items include losses related to the divestiture of the AIS business, stock-based compensation expense and other non-cash expenses.